                                                 The Somerset Group, Inc.
                                                 Unaudited Combined Condensed Balance Sheets
                                                 Business to be Sold

                                                 December 31, 1994                   December 31, 1993
                                       Combined     To Be      To Be       Combined     To Be      To Be
Assets                                   Total      Sold     Retained        Total      Sold     Retained
Current Assets

 Cash and cash equivalents              $373,000        ---   $373,000      $438,000        ---   $438,000
 Trade accounts, notes and other receivables
   less allowance for doubtful account 2,861,000    440,000  2,421,000     1,854,000    284,000  1,570,000
 Contracts in progress, unbilled         846,000    256,000    590,000       625,000    188,000    437,000
 Raw material inventories                155,000    155,000                   92,000     92,000        ---
 Prepaid expenses                         15,000     15,000         ---       25,000     25,000         ---
                                       ---------  ---------  ---------     ---------  ---------  ---------
   Total Current Assets                4,250,000    866,000  3,384,000     3,034,000    589,000  2,445,000

Property, Plant & Equipment:
 Original cost                         5,800,000  5,800,000        ---     5,652,000  5,652,000        ---
 Less accumulated depreciation         3,322,000  3,322,000         ---    3,115,000  3,115,000         ---
                                       ---------  ---------  ---------     ---------  ---------  ---------
                                       2,478,000  2,478,000         ---    2,537,000  2,537,000         ---

   Total Assets                       $6,728,000 $3,344,000 $3,384,000    $5,571,000 $3,126,000 $2,445,000
                                       =========  =========  =========     =========  =========  =========

Liabilities
Current Liabilities
 Accounts payable, accrued expenses
   and other payables                   $703,000         ---  $703,000      $766,000         ---   766,000

Deferred Income Taxes                    478,000         ---   478,000       625,000         ---   625,000

Shareholders Equity                    5,547,000         --- 5,547,000     4,180,000         --- 4,180,000

  Total Liabilities and Shareholders  $6,728,000         ---$6,728,000    $5,571,000         ---$5,571,000
                                       =========  =========  =========     =========  =========  =========

See accompanying Notes to Unaudited Combined Condensed Statements of Business to to be sold.









                                   The Somerset Group, Inc.
                                   Unaudited Combined Condensed Statements of Operations
                                   Business To Be Sold


                                                 Years Ended December 31,
                                         1994       1993       1992


Net sales                             13,941,000 $8,937,000 $8,739,000

Cost of sales                         10,054,000  7,012,000  6,991,000
                                       ---------  ---------  ---------
          Gross profit                 3,887,000  1,925,000  1,748,000

Expenses:
     Selling expenses                    341,000    305,000    309,000
     General and administrative expens 1,208,000    912,000    878,000
                                       ---------  ---------  ---------
                                       1,549,000  1,217,000  1,187,000

Operating income                       2,338,000    708,000    561,000

     Interest expense                     79,000     56,000     53,000

Income before income taxes             2,259,000    652,000    508,000

     Income tax expense                  892,000    258,000    200,000
                                       ---------  ---------  ---------
Net income                            $1,367,000   $394,000   $308,000
                                       =========  =========  =========